June 12, 2019

Marcato Capital Management, LP
Four Embarcadero Center, Suite 2100
San Francisco, California  94111
Attention: Mr. Richard T. McGuire III

Re:    Terex Corporation

Dear Mr. McGuire:

Reference is made to that certain letter agreement dated February 2, 2017 by and among Terex Corporation (the “Company”) and the persons listed on Schedule A thereto (the “Original Letter”). This letter (the “Amended Letter”) serves to amend and restate the terms of the Original Letter on the terms set forth herein. Except as otherwise provided herein, capitalized but undefined terms used in this Amended Letter shall have the meanings given to such terms in the Original Letter.

You have represented to us that, as of the date hereof, the persons listed on Schedule A to this Amended Letter (the “Marcato Group”) are the beneficial owner, in the aggregate, of 2,830,470 shares (the “Current Marcato Share Amount”) of the common stock (“Common Stock”) of Terex Corporation (the “Company”).  Given its ownership of the Company’s common stock, the Marcato Group has requested that Matthew Hepler (“Designee”) continue to serve as a member of the Terex Board of Directors (the “Board”) for a term that expires at the Company’s 2020 Annual Meeting of Shareholders.

1.Marcato hereby consents to the Company using a mutually agreed statement in the Form 8-K to be filed by the Company reporting the entry into this Amended Letter.  Subject to the foregoing and except as required by law or the rules of any stock exchange or with the prior written consent of the other party, neither the Company nor the Marcato Group will (i) issue a press release in connection with this Amended Letter or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement with respect to this Amended Letter or the actions contemplated hereby in each case that is inconsistent with or contrary to the statements made in the Form 8-K.

2.The Company agrees that:

(a)    The Designee will continue to be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company;

(b)     The Board will not utilize committees of the Board (including by the formation of an “executive” or similar committee) for the purpose of discriminating against Designee; and

(c)    So long as Designee is a member of the Board, the Board will not change its practice with respect to the manner in which the Board considers and votes on mergers, acquisitions of material assets, dispositions of material assets, other extraordinary corporate transactions, capital structure, capital allocation, dividend policy, or debt financing transactions, in a manner which discriminates against Designee.

3.(a) Designee is entitled to resign from the Board at any time in his sole discretion. Designee will tender his resignation from the Board, if (i) a Qualifying Disposition has occurred or (ii) a material breach of this Amended Letter or the Confidentiality Agreement (as defined below) is committed by a member of the Marcato Group (or, in the case of the Confidentiality Agreement, a member of the Marcato Group or one of its Representatives).  Concurrently with the signing of this Amended Letter, Designee will execute and deliver to the Board a letter in the form attached hereto as Schedule B to this Letter. Any written resignation tendered by Designee to the Board shall be deemed immediately effective and the Board shall have the right, in its sole and absolute discretion, to accept or reject such resignation. A “Qualifying Disposition” will be deemed to have occurred at such time as the number of shares of the Company’s Common Stock beneficially owned by the Marcato Group, collectively with its Affiliates and Associates (such Associates and Affiliates, collectively and individually, the “Marcato Affiliates”), is less than 2,100,000 shares of the Company’s Common Stock (all items as adjusted for any stock dividends, combinations, or splits); provided that for purposes of this definition, beneficial ownership of the Marcato Group and the Marcato Affiliates shall be decreased to the extent of any short position.

(b) The Board waives the Qualifying Disposition to the extent that it occurred on June 7, 2019 pursuant to the terms of the Original Letter and, unless a Qualifying Disposition occurs after the date hereof, shall take all steps necessary to ensure that each member of the Board, including Designee, continues to serve as a member of the Board for a term that expires at the Company’s 2020 Annual Meeting of Shareholders.

4. Designee agrees to, and the Marcato Group will cause Designee to: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members outlined on Schedule D to the Original Letter, including the Company’s Code of Conduct and corporate governance guidelines (the “Company Policies”) (for the avoidance of doubt, the Company agrees that such Company Policies shall not be applicable to, or deemed to apply or extend to, the other members of the Marcato Group (other than their application to Designee) except as otherwise provided in this Amended Letter) and (ii) recuse himself from participating in any meetings (or portions of meetings) of the Board or committees thereof relating specifically to this Amended Letter or the Confidentiality Agreement. For the avoidance of doubt, (x) the mere ownership of shares of Common Stock by the Marcato Group will not be deemed to require Designee to recuse himself and (y) this provision shall not be deemed to require Designee to recuse himself in any other circumstances, nor shall it be deemed to limit any obligation Designee may have to recuse himself in any other circumstances.   Except as specifically provided for otherwise in this Amended Letter, Designee and Marcato Group each specifically agree that any transfer, sale or other disposition of beneficial ownership of Voting Securities by Designee or Marcato Group while Designee is a member of the Board will be subject to the Company’s insider trading policies. Except as the parties may otherwise agree, for so long as Designee remains a director of the Company, the Marcato Group will not, other than through a trading plan established pursuant to Rule 10b-5-1 under the Exchange Act, trade in Company securities (including Common Stock) during trading blackout periods generally applicable to directors. Designee and Marcato Group acknowledge that the Company has informed them about 1999 Securities and Exchange Commission Cease and Desist and Securities and Exchange Commission v. Terex Corporation Final Judgment affecting the Company, and Designee and Marcato Group agree that they will not engage in any conduct which would reasonably be considered a violation thereof.

5.From the date hereof and continuing until (i) the obligations under this paragraph 5 are terminated in accordance with paragraph 7 below or (ii) the occurrence of a material breach by the Company of its obligations under this Amended Letter:

(a) The Marcato Group will not, and will cause the Marcato Affiliates not to, directly or indirectly, acquire, agree or seek to acquire, or make any proposal or offer to acquire, or announce any intention to acquire, by purchase or otherwise (but excluding any action by the Company such as a stock dividend and any securities issued to Designee pursuant to a plan established by the Board for members of the Board), beneficial ownership of Voting Securities of the Company if after giving effect to such acquisition the Marcato Group and the Marcato Affiliates collectively would beneficially own 10% or more of the outstanding shares of any class of Voting Securities; provided that, for purposes of the foregoing, any derivative, hedging or similar agreement or arrangement that has the effect of decreasing the voting power or economic interest of the members of the Marcato Group or any Marcato Affiliate in the Company’s Voting Securities will not be given effect.

(b) Except as permitted by this Amended Letter, none of the members of the Marcato Group will, and the Marcato Group will cause each Marcato Affiliate not to, directly or indirectly, in any manner:

(i)  solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Amended Letter), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any non-binding referendum with respect to the Company, or become a participant in, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

(ii)  advise or encourage any person (except for any member of the Marcato Group or a Marcato Affiliate) with respect to the voting or disposition of any Voting Securities, or seek to do so;

(iii)  form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or otherwise advise, encourage or participate in any effort by a third party with respect to the matters set forth in clauses (i) and (ii) above (except in the case of clause (ii), for any member of the Marcato Group or a Marcato Affiliate), or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with other members of the Marcato Group;

(iv)  seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, make a request for a list of the holders of any of the Voting Securities, or seek election to the Board, seek to place a representative or other nominee on the Board or seek the removal of any director from the Board, or otherwise, acting alone or in concert with others (other than the Designee acting in his capacity as a director), seek to control or influence the management, strategies, governance or policies of the Company;

(v)  except as set forth below, solicit, effect or seek to effect, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

(vi)  institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its Affiliates or Associates or any of their respective current or former directors or officers (including derivative actions) (other than (x) with respect to “books and records” requests on the Company (and litigation to enforce same) pursuant to Section 220(d) of the Delaware General Corporation Law brought in good faith by Designee as a director of the Company acting in such capacity or (y) such litigation against the Company as may be necessary to enforce the provisions of this Amended Letter);

(vii)  make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) would reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Company), disparaging or negatively commenting upon the Company or any of its Affiliates or Associates or any of their respective officers or directors, including the Company’s corporate strategy, business, extraordinary or other transactions, corporate activities, policies, Board or management (it being agreed that the prosecution in good faith of litigation relating to a “books and records” request on the Company described in clause (vi) or asserting that the Company has breached its obligations under this Amended Letter, in and of itself, will not constitute a violation of this clause (vii) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach);

(viii)  make or disclose any public statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Amended Letter, that is inconsistent with the provisions of this Amended Letter, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Amended Letter, or take any action that would reasonably be expected to require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(ix)  take any action which could reasonably be expected to cause or require the Company or any Affiliate or Associate of the Company to make a public announcement regarding any of the foregoing; or

(x)  enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

(c)  The Marcato Group will cause all Voting Securities beneficially owned, directly or indirectly, by the Marcato Group or any Marcato Affiliate as of the record date for any meeting of the Company’s stockholders or any proposed action by written consent of the Company’s stockholders, or as to which the Marcato Group or the Marcato Affiliates have the right to vote at any meeting of the Company’s stockholders or in connection with any written consent of the Company’s stockholders, to be present for quorum purposes in the case of a meeting and to be voted, at any such meeting of the Company’s stockholders or at any adjournments or postponements thereof, or be subject to a written consent executed, (i) in favor of each director nominated and recommended by the Board for election at any such meeting or action by consent, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting or action by consent, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation Committee of the Board and (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm. In the event that any proposal submitted by a stockholder is subject to a vote or written consent of the Company’s stockholders, the Marcato Group will cause all Voting Securities to be voted in accordance with the Board’s recommendation; provided that nothing herein shall restrict the Marcato Group’s ability to vote or execute a written consent in accordance with paragraph 5(e)(v) hereof.

(d)  The Company agrees that it will not, and it will cause its subsidiaries and representatives not to, directly or indirectly, in any manner make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) would reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Marcato Group), disparaging or negatively commenting upon any member of the Marcato Group or any Marcato Affiliate or any of their respective officers or directors, including such Marcato Group member’s corporate strategy, business, extraordinary or other transactions, corporate activities, policies, board or management (it being agreed that the prosecution in good faith of litigation asserting that such Marcato Group member has breached its obligations under this Amended Letter, in and of itself, will not constitute a violation to the extent it is necessary in such litigation to describe the facts underlying the asserted breach).

(e) Notwithstanding the foregoing, nothing in this paragraph 5 shall be deemed to in any way restrict or limit Designee’s or any other member of the Marcato Group’s ability to (i) prepare to take any action; provided that such preparations are undertaken solely among the members of the Marcato Group and its advisors privately and on a confidential basis and in a manner not reasonably expected to result in public disclosure of such preparations, (ii) discuss any matter confidentially with the Company, the Board or any of its members, (iii) take any action that the Designee or any member of the Marcato Group reasonably determines is required by applicable law, (iv) tender or not tender shares, receive payment for shares or otherwise participate or not participate, in any tender offer or exchange offer involving the Company, or a combination thereof, on the same basis as other stockholders of the Company or (v)  grant any proxy, consent or other authority to act as to any shares of Voting Securities on a third party’s proxy card or written consent in connection with an extraordinary or other transaction (including a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction) or any election of directors in connection therewith. In the event that the Designee or another member of the Marcato Group, as applicable, reasonably determines that disclosure of any confidential information is required by applicable law, the Marcato Group will, or will cause Designee to, promptly notify (except where such notice would be legally prohibited) the Company in writing and provide reasonable cooperation, at the Company’s expense, so that the Company may, and shall have sufficient time to, seek a protective order or other appropriate remedy or waive compliance with the provisions hereof. In no event will the Marcato Group oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of any confidential information or to obtain reliable assurance that confidential treatment will be afforded such information. For the avoidance of doubt, Designee and any other member of the Marcato Group shall not (A) publicly comment upon and solicit votes against any item presented for stockholder approval by the Company, (B) publicly comment upon and solicit votes in response to a public announcement by the Company that the Company has entered into an agreement providing for any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction in any case that requires the approval of the holders of Common Stock, (C) publicly comment upon any public announcement by the Company that the Board has determined to explore a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction, which announcement did not result in whole or in part from a breach of this Letter, or (D) in the event that any third party makes a bona fide unsolicited public proposal to enter into a merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution or other business combination or extraordinary transaction with the Company which did not result in whole or in part from a breach of this Amended Letter, publicly comment upon such offer.

6.The Company hereby agrees that Designee is permitted to provide confidential information subject to and in accordance with the terms of the Confidentiality Agreement executed by Marcato Group in connection with the Original Letter (which shall remain in full force and effect in accordance with its terms).

7.This Amended Letter and all covenants and agreements contained herein will terminate on the date that Designee ceases to serve as a director of the Company; provided that the provisions of paragraph 5 of this Letter will survive until twelve (12) months after the Designee is no longer a member of the Board.  Such termination will not relieve any party hereto from any liability for a breach of this Letter prior to such termination.

8.All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by electronic mail, when such electronic mail is transmitted to the email address set forth below (provided that a copy of such notice, consent, request, instruction, approval or other communication is also delivered by overnight courier or certified mail within two business days after such electronic transmission and that any copy, either via e-mail or via overnight courier or certified mail delivered to Cadwalader, Wickersham & Taft LLP shall not satisfy a notice, consent, request, instruction, approval or other communication pursuant to this paragraph 8 or (ii) if given by any other means, when actually received during normal business hours at the address specified below:

If to the Company:

Terex Corporation
200 Nyala Farms Road
Westport, Connecticut 06880
Attention:  Eric I Cohen
Senior Vice President, Secretary & General Counsel
Email:   eric.cohen@terex.com

If to any member of the Marcato Group:

Marcato Capital Management LP
Four Embarcadero Center, Suite 2100
San Francisco, California  94111
Attention: Richard T. McGuire III
Email: Legal@marcatollc.com

with a copy to:
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
Attention:  Richard Brand
Email: Richard.Brand@cwt.com

                                Very truly yours,
TEREX CORPORATION

By: _/s/Eric I Cohen
Eric I Cohen
Senior Vice President, Secretary and
General Counsel

Accepted and agreed as of June 12, 2019:

MARCATO CAPITAL MANAGEMENT LP			MARCATO INTERNATIONAL MASTER FUND, LTD.

By:	_/s/Richard T. McGuire III_______	By:	_/s/Richard T. McGuire III_______
	Name: Richard T. McGuire III Title: Managing Director		Name: Richard T. McGuire III Title: Managing Director

/s/Matthew Hepler__________
Matthew Hepler

Schedule A

MARCATO ENTITIES

Marcato Capital Management LP

Marcato International Master Fund, Ltd.

Richard T. McGuire III

Matthew Hepler

Schedule B

RESIGNATION

June 12, 2019

Board of Directors
Terex Corporation
200 Nyala Farms Road
Westport, CT 06880

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Letter dated as of June 12, 2019, from Terex Corporation and to the members of the Marcato Group signatory thereto (the “Amended Letter Agreement”).  Capitalized terms used herein but not defined will have the meanings set forth in the Letter Agreement.  I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve effective only upon, and subject to, the occurrence of a Qualifying Disposition pursuant to paragraph 3 of the Letter Agreement.

Sincerely,

_______________________
Matthew Hepler